CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment to the Registration Statement on Form N-1A of the Northern Lights Fund Trust II and to the use of our report dated December 30, 2016 on the financial statements and financial highlights of Balter Discretionary Global Macro Fund, Balter European L/S Small Cap Fund, Balter Event Driven Fund, and Balter L/S Small Cap Equity Fund, formerly known as Balter Long/Short Equity Fund, each a series of Northern Lights Fund Trust II. Such financial statements and financial highlights appear in the 2016 Annual Report to Shareholders, which is incorporated by reference into the Statement of Additional Information.

/s/TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania

February 27, 2017